Exhibit 11.1

Pinnacle Entertainment, Inc.

Computation of Earnings Per Share

	For the three months ended June 30,
	Basic		Diluted (a)
	2004	2003	2004	2003
	(in thousands, except per share data)
Average number of common shares outstanding	35,531	25,934	35,531	25,934
Average common shares due to assumed conversion of stock options	0	0	1,291	10

Total shares	35,531	25,934	36,822	25,944

Net income (loss)	$15,743	($2,384)	$15,743	($2,384)

Net income (loss) per share	$0.44	($0.09)	$0.43	($0.09)

	For the six months ended June 30,
	Basic		Diluted (a)
	2004	2003	2004	2003
	(in thousands, except per share data)
Average number of common shares outstanding	33,474	25,934	33,474	25,934
Average common shares due to assumed conversion of stock options	0	0	1,363	10

Total shares	33,474	25,934	34,837	25,944

Net income (loss)	$17,176	($3,231)	$17,176	($3,231)

Net income (loss) per share	$0.51	($0.12)	$0.49	($0.12)

(a)	When the computed diluted values are anti-dilutive, the basic per share values are presented on the face of the consolidated statements of operations.